THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



          Subject to Completion, Pricing Supplement dated May 30, 2000


PROSPECTUS Dated May 18, 2000                        Pricing Supplement No. 5 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 18, 2000                                           Dated        , 2000
                                                                  Rule 424(b)(3)


                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                       10% Reset PERQS due June 28, 2002
                          Mandatorily Exchangeable For
               Shares of Common Stock of JDS UNIPHASE CORPORATION

     Reset Performance Equity-linked Redemption Quarterly-pay SecuritiesSM
                               ("Reset PERQS(SM)")

The Reset PERQS will pay 10% interest per year but do not guarantee any return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of JDS Uniphase common stock based on the closing prices of JDS Uniphase common stock in June of 2001 and at maturity, in each case subject to a cap price.

o    The principal amount and issue price of each Reset PERQS is $    , which is
     one-fifth of the closing price of JDS Uniphase common stock on the day we offer the Reset PERQS for initial sale to the public.

o    We will pay 10% interest (equivalent to $            per year) on the
     $           principal amount of  each Reset PERQS.  Interest will be paid quarterly, beginning September 28, 2000.

o At maturity you will receive shares of JDS Uniphase common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-fifth of a share of JDS Uniphase common stock per Reset PERQS. However, if the price of JDS Uniphase common stock appreciates above the first year cap price for June 29, 2001 or the second year cap price for June 26, 2002, the exchange ratio will be adjusted downward, and you will receive an amount of JDS Uniphase common stock per Reset PERQS that is less than one-fifth of a share.

o    The first year cap price is $    , or    % of the closing price of JDS
     Uniphase common stock on the day we offer the Reset PERQS for initial sale to the public. If on June 29, 2001, the price of JDS Uniphase common stock is higher than the closing price of JDS Uniphase common stock on the day we offer the Reset PERQS for initial sale to the public, we will raise the
     cap price to    % of the closing price of JDS Uniphase common stock on June
     29, 2001. Otherwise the cap price will remain unchanged in the second year. The maximum you can receive at maturity is JDS Uniphase common stock
     worth $      per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in JDS Uniphase common stock.

o JDS Uniphase Corporation is not involved in this offering of Reset PERQS in any way and will have no financial obligation with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade under the proposed symbol "RPJ" on the American Stock Exchange LLC.

You should read the more detailed description of the Reset PERQS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS." "Performance Equity-linked Redemption Quarterly-pay Securities" and "PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                          ---------------------------

                          PRICE $     PER RESET PERQS

                          ---------------------------

                              Price to            Agent's         Proceeds to
                               Public(1)        Commissions      the Company(1)
                              --------------------------------------------------
Per Reset PERQS...............  $                  $                 $
Total.........................  $                  $                 $

------------------
(1)   Plus accrued interest, if any, from the Original Issue Date

If you purchase at least 100,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $ per Reset PERQS (98.25% of the Issue Price). In that case, the underwriting discounts and commissions will be $ per Reset PERQS.


                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of JDS Uniphase Corporation common stock, which we refer to as JDS Uniphase Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 10% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of JDS Uniphase Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each year. We may not redeem the Reset PERQS prior to maturity.


Each Reset PERQS              We, Morgan Stanley Dean Witter & Co., are offering
costs $                       10% Reset Performance Equity-linked Redemption
                              Quarterly-pay Securities(sm) due June 28, 2002, which we refer to as the Reset PERQS(sm). The principal amount and issue price of each Reset
                              PERQS is $ , which is one-fifth of the closing price of JDS Uniphase Stock on the day we offer the Reset PERQS for initial sale to the public.

No guaranteed                 Unlike ordinary debt securities, the Reset PERQS
return of principal           do not guarantee any return of principal at
                              maturity. Instead the Reset PERQS will pay an amount of JDS Uniphase Stock based on the market price of JDS Uniphase Stock, either up or down, on June 29, 2001 and at maturity, in each case subject to a cap price. Investing in Reset PERQS is not equivalent to investing in JDS Uniphase
                              Stock.

10% interest on the           We will pay interest on the Reset PERQS, at the
principal amount              rate of 10% of the per principal amount year,
                              quarterly on each March 28, June 28, September 28 and December 28, beginning September 28, 2000.
                              The interest rate we pay on the Reset PERQS is more than the current dividend rate on the JDS
                              Uniphase Stock. The Reset PERQS will mature on
                              June 28, 2002.

Your appreciation             The appreciation potential of each Reset PERQS is
potential is capped           limited in each year by the cap price. The cap
                              price through June 29, 2001 is $       , or   % of
                              the closing price of JDS Uniphase Stock on the day
                              we offer the Reset PERQS for initial sale to the
                              public ("First Year Cap Price"). The cap price
                              thereafter until maturity ("Second Year Cap
                              Price") will be the higher of   % of the closing
                              price of JDS Uniphase Stock on June 29, 2001 and the First Year Cap Price. The maximum you can receive at maturity is JDS Uniphase Stock worth $ per Reset PERQS.

Payout at Maturity            At maturity, for each $ principal amount of Reset
                              PERQS you hold, we will give to you a number of shares of JDS Uniphase Stock equal to the exchange ratio. The initial exchange ratio is one-fifth of a share of JDS Uniphase Stock per Reset PERQS and may be adjusted as follows:

                                             First Year Adjustment

                              The exchange ratio will be adjusted downward if the market price of JDS Uniphase Stock exceeds the First Year Cap Price on June 29, 2001.

                              The adjusted exchange ratio will be calculated as follows:


                                New      Initial
                              Exchange = Exchange x         First Year Cap Price
                                Ratio     Ratio     ----------------------------------------------
                                                    JDS Uniphase Stock closing price on June 29, 2001


                                   If the market price of JDS Uniphase Stock on June 29, 2001 is the same as or less than the First Year Cap Price, we will not adjust the exchange ratio at that time.

                                           Second Year Adjustment

                                   The exchange ratio may be adjusted downward again at maturity, but only if the market price of JDS Uniphase Stock at maturity exceeds the Second Year Cap Price. The final exchange ratio will then be calculated as follows:


                              Final      Existing           Second Year Cap Price
                              Exchange = Exchange x --------------------------------------------
                              Ratio      Ratio      JDS Uniphase Stock closing price at maturity


                                   If the market price of JDS Uniphase Stock at maturity is the same as or less than the Second Year Cap Price, we will not adjust the Exchange Ratio at maturity.

                              On the next page, we have provided a table titled "Hypothetical Payouts on the Reset PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios. You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios. This table does not show every situation that may occur.

                              You can review the prices of JDS Uniphase Stock for the last three years in the "Historical Information" section of this pricing supplement.

                              During the life of the Reset PERQS, Morgan
                              Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of JDS Uniphase Stock. You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

The Calculation Agent         We have appointed MS & Co. to act as calculation
                              agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS &
                              Co. will determine the exchange ratio and the cap prices and calculate the amount of JDS Uniphase
                              Stock that you will receive at maturity.

No affiliation with           JDS Uniphase Corporation is not an affiliate of
JDS Uniphase Corporation      ours and is not involved with this offering in any
                              way. The obligations represented by the Reset
                              PERQS are obligations of Morgan Stanley Dean
                              Witter & Co. and not of JDS Uniphase Corporation.

More information on           The Reset PERQS are senior notes issued as part of
the Reset PERQS               out Series C medium-term note program. You can
                              find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 18, 2000. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
                              Notes."

                              For a detailed description of terms of the Reset PERQS, including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset PERQS"
                              section in this pricing supplement. You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity- linked notes such as the Reset PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Reset PERQS.

How  to reach us              You may contact your local Morgan Stanley Dean
                              Witter branch office or our principal executive offices at 1585 Broadway, New York, New York,
                              10036 (telephone number (212) 761-4000).

                    HYPOTHETICAL PAYOUTS ON THE RESET PERQS

     For each Reset PERQS, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, any adjustments we would make to the Exchange Ratio and the Second Year Cap Price and the resulting payout at maturity and total return on each Reset PERQS. The following assumptions were made:


        o  Initial Price of Reset PERQS:      $16.00
        o  Initial JDS Uniphase Stock Price:  $80.00
        o  First Year Cap Price:              152.50% of the Initial JDS Uniphase Stock Price
        o  Second Year Cap Price:             Greater of (x) 152.50% of the First Year Closing Price and (y) First Year Cap Price
        o  Interest Rate:                     10% per year
        o  Maturity:                          24 months



                                                                                                                Reset
                                                                                                                PERQS
                                                                                                               Payout at
                                                                                                                Maturity   Reset
                  Initial                                                                                       Based on   PERQS
        Initial    JDS                                 First                                                     on JDS    Payout at
         Price    Uniphase    Inital                    Year     5/30/01      Second                 Exchange   Uniphase   Maturity
        of Reset   Stock     Exchange   First Year    Closing    Exchange       Year      Maturity   Ratio at    Stock     plus 10%
Number   PERQS     Price      Ratio     Cap Price     Price(1)    Ratio      Cap Price    Price(1)   Maturity    Price     Coupon
------  --------  --------   --------   ----------   ---------   --------    ---------   ---------   --------  ---------   ---------

  1     $16.00    $80.00     0.20000     $122.00       $60.00     0.20000    $122.0000    $40.0000   0.20000      $8.00    $11.29
  2     $16.00    $80.00     0.20000     $122.00       $60.00     0.20000    $122.0000   $100.0000   0.20000     $20.00    $23.29
  3     $16.00    $80.00     0.20000     $122.00       $60.00     0.20000    $122.0000   $140.0000   0.17429     $24.40    $27.69
  4     $16.00    $80.00     0.20000     $122.00      $110.00     0.20000    $167.7500    $70.0000   0.20000     $14.00    $17.29
  5     $16.00    $80.00     0.20000     $122.00      $110.00     0.20000    $167.7500   $140.0000   0.20000     $28.00    $31.29
  6     $16.00    $80.00     0.20000     $122.00      $110.00     0.20000    $167.7500   $180.0000   0.18639     $33.55    $36.84
  7     $16.00    $80.00     0.20000     $122.00      $160.00     0.15250    $244.0000    $70.0000   0.15250     $10.68    $13.97
  8     $16.00    $80.00     0.20000     $122.00      $160.00     0.15250    $244.0000   $180.0000   0.15250     $27.45    $30.74
  9     $16.00    $80.00     0.20000     $122.00      $160.00     0.15250    $244.0000   $245.0000   0.15188     $37.21    $40.50
  10    $16.00    $80.00     0.20000     $122.00      $122.00     0.20000    $186.0500   $186.0500   0.20000     $37.21    $40.50
                                            ^                                    ^                                  ^
                                         152.50%                           Greater of (x)                 Maturity Price times
                                       of Initial                         152.50% of First                  Adjusted Exchange
                                           JDS                              Year Closing                         Ratio
                                        Uniphase                        Price and (y) First
                                       Stock Price                         Year Cap Price


     The above table illustrates an important feature of the Reset PERQS - the payout at maturity is not determined merely by the price of JDS Uniphase Stock at maturity, but will depend on the timing and magnitude of changes in the JDS Uniphase Stock price. For example, in both the fourth and seventh illustrations shown above, the Maturity Price is $70.00, but in the seventh illustration the Payout at Maturity is $13.97 compared to $17.29 in the fourth illustration. The difference in the seventh illustration arises because the First Year Closing Price exceeded the First Year Cap Price, resulting in a downward adjustment in the Second Year Exchange Ratio. Similarly, in both the ninth and tenth illustrations, the Payout at Maturity is $40.50, but in the ninth illustration, the Maturity Price had to equal or exceed $245.00 to produce that payout, but in the tenth illustration, a Maturity Price of only $186.05 was required.

-------------------

1. The First Year Closing Price and the Maturity Price do not include any dividend payments that may have been paid to holders of JDS Uniphase Stock.

                                  RISK FACTORS

     The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of JDS Uniphase Stock, there is no guaranteed return of principal. Investing in Reset PERQS is not equivalent to investing directly in JDS Uniphase Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not           The Reset PERQS combine features of equity and
Ordinary Senior Notes --      debt. The terms of the Reset PERQS differ from
No guaranteed return of       those of ordinary debt securities in that we will
principal                     not pay you a fixed amount at maturity. Our payout
                              to you at maturity will be a number of shares of JDS Uniphase Stock based on the market price of JDS Uniphase Stock on June 29, 2001 and at maturity. If the final market price of JDS
                              Uniphase Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at June
                              29, 2001, we will pay you an amount of JDS
                              Uniphase Stock with a value less than the principal amount of the Reset PERQS. See
                              "Hypothetical Payouts on the Reset PERQS" above.

Your Appreciation             The appreciation potential of the Reset PERQS is
Potential Is Limited          limited because of the cap prices. Even though the
                              $       issue price of one Reset PERQS is equal to
                              today's market price of one share of JDS Uniphase
                              Stock multiplied by the initial exchange ratio, you may receive a lesser fractional amount of JDS
                              Uniphase Stock per Reset PERQS at maturity if the initial exchange ratio of one-fifth of a share has been adjusted downwards. If the price of JDS
                              Uniphase Stock appreciates above both the cap price for June 29, 2001 and the cap price for June 26, 2002, the initial exchange ratio of one-fifth of a share of JDS Uniphase Stock per Reset PERQS will be reduced twice.

                              The exchange ratio and the final market price of JDS Uniphase Stock at maturity will be determined on June 26, 2002, which is two trading days prior to maturity of the Reset PERQS. If the price of JDS Uniphase Stock is lower on the actual maturity date than it was on June 26, 2002, the value of any JDS Uniphase Stock you receive will be less. Under no circumstances will you receive an amount of JDS Uniphase Stock for each Reset PERQS worth more than $ as of such second scheduled trading day prior to maturity.

Secondary Trading             There may be little or no secondary market for the
May Be Limited                Reset PERQS. Although we will apply to list the
                              Reset PERQS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset     Several factors, many of which are beyond our
PERQS Influenced by Many      control, will influence the value of the Reset
Unpredictable Factors         PERQS.  We expect that generally the market price
                              of the JDS Uniphase Stock on any day will affect the value of the Reset PERQS more than any other single factor. Because adjustments to the exchange ratio for the Reset PERQS are tied to the closing stock prices on two specific days, however, the Reset PERQS may trade differently from the underlying stock. Other factors that may influence the value of the Reset PERQS include:

                              o the volatility (frequency and magnitude of changes in price) of the JDS Uniphase Stock

                              o    the dividend rate on JDS Uniphase Stock

                              o    economic, financial, political and
                                   regulatory or judicial events that
                                   affect stock markets generally and which may affect the market price of JDS Uniphase Stock

                              o    interest and yield rates in the market

                              o the time remaining to the maturity of the Reset PERQS

                              o    our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your Reset PERQS prior to maturity. For example, you may have to sell your Reset PERQS at a substantial discount from the principal amount if the market price of the JDS Uniphase Stock is at, below, or not sufficiently above the initial market price.

                              You cannot predict the future performance of JDS Uniphase Stock based on its historical performance. The price of JDS Uniphase Stock may decrease so that you will receive at maturity shares of JDS Uniphase Stock worth less than the principal amount of the Reset PERQS. We cannot guarantee that the price of JDS Uniphase Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the Reset PERQS.

No Affiliation with           We are not affiliated with JDS Uniphase
JDS Uniphase Corporation      Corporation. Although we do not have any
                              non-public information about JDS Uniphase as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with JDS Uniphase, including extending loans to, or making equity investments in, JDS Uniphase or providing advisory services to JDS Uniphase, including merger and acquisition advisory services. Moreover, we have no ability to control or predict the actions of JDS
                              Uniphase, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. JDS
                              Uniphase is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as an owner of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS. None of the money you pay for the Reset PERQS will go to JDS
                              Uniphase.

You Have No                   As an owner of Reset PERQS, you will not have
Shareholder Rights            voting rights or rights to receive dividends or
                              other distributions or any other rights with respect to the JDS Uniphase Stock.

Limited Antidilution          MS & Co., as calculation agent, will adjust the
Adjustments                   amount payable at maturity for certain events
                              affecting the JDS Uniphase Stock, such as stock splits and stock dividends, and certain other corporate actions involving JDS Uniphase, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the JDS Uniphase
                              Stock. For example, the calculation agent is not required to make any adjustments if JDS Uniphase or anyone else makes a partial tender or partial exchange offer for the JDS Uniphase Stock. If an event occurs that does not require the calculation agent to adjust the amount of JDS
                              Uniphase Stock payable at maturity, the market price of the Reset PERQS may be materially and adversely affected.

Potential Conflicts of        As calculation agent, MS & Co. will calculate the
Interest between You and the  payout to you at maturity of the Reset PERQS.  MS
                              Calculation Agent & Co. and other affiliates may also carry out hedging activities related to Reset PERQS or to other instruments, including trading in JDS Uniphase Stock as well as in other instruments related to JDS Uniphase Stock. MS &
                              Co. and some of our other subsidiaries also trade
                              JDS Uniphase Stock and other financial
                              instruments related to JDS Uniphase Stock on a regular basis as part of their general broker dealer and other businesses. Any of these activities could influence MS & Co.'s determination of adjustments made to Reset PERQS and any such trading activity could potentially affect the price of JDS Uniphase Stock and, accordingly, could affect your payout on the Reset PERQS.

Tax Treatment                 You should also consider the tax consequences of
                              investing in the Reset PERQS. There is no direct legal authority as to the proper tax treatment of the Reset PERQS, and therefore significant aspects of the tax treatment of the Reset PERQS are uncertain. We do not plan to request a ruling from the Internal Revenue Service ("IRS") regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                              Please read carefully the section "Description of Reset PERQS--United States Federal Income
                              Taxation" in this pricing supplement.

                           DESCRIPTION OF RESET PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS" refers to each $ principal amount of our 10% Reset PERQS due June 28, 2002, Mandatorily Exchangeable For Shares of Common Stock of JDS Uniphase Corporation. In this pricing supplement, the terms "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............     $25,000,000

Maturity Date.................     June 28, 2002

Interest Rate.................     10% per annum (equivalent to $      per annum
                                   per Reset PERQS)

Interest Payment Dates........     Each March 28, June 28, September 28 and
                                   December 28, beginning September 28, 2000.

Specified Currency............     U.S. Dollars

Issue Price...................     $       per Reset PERQS

Initial JDS Uniphase Stock
  Price.......................     $

Original Issue Date
  (Settlement Date)...........     June      , 2000

CUSIP.........................     61744Y769

Denominations.................     $       and integral multiples thereof

First Year Cap Price..........     $         (      % of the Initial JDS
                                   Uniphase Stock Price)

First Year Determination Date.     June 29, 2001 (or if such date is not a
                                   Trading Day on which no Market Disruption
                                   Event occurs, the immediately succeeding
                                   Trading Day on which no Market Disruption
                                   Event occurs).

First Year Closing Price......     First Year Closing Price means the product of
                                   (i) the Market Price of one share of JDS
                                   Uniphase Stock and (ii) the Exchange Factor, each determined as of the First Year
                                   Determination Date.

Second Year Cap Price.........     Second Year Cap Price means the greater of
                                   (x)        % of the First Year Closing Price
                                   and (y) the First Year Cap Price. See
                                   "Exchange at Maturity" below.

Maturity Price................     Maturity Price means the product of (i) the
                                   Market Price of one share of JDS Uniphase
                                   Stock and (ii) the Exchange Factor, each determined as of the second scheduled
                                   Trading Day immediately prior to maturity.

Exchange at Maturity..........     At maturity, upon delivery of each Reset
                                   PERQS to the Trustee, we will apply each $ principal amount of such Reset PERQS as payment for a number of shares of JDS
                                   Uniphase Stock at the Exchange Ratio. The initial Exchange Ratio, initially set at 0.20, is subject to adjustment on the First
                                   Year Determination Date and at maturity in order to cap the value of the JDS Uniphase
                                   Stock to be received upon delivery of the Reset PERQS at $ per Reset PERQS ( % of the
                                   Issue Price). Solely for purposes of
                                   adjustment upon the occurrence of certain corporate events, the number of shares of JDS Uniphase Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at 1.0. See
                                   "Exchange Factor" and "Antidilution
                                   Adjustments" below.

                                   If the First Year Closing Price is less than
                                   or equal to the First Year Cap Price, no
                                   adjustment to the Exchange Ratio will be
                                   made at such time. If the First Year Closing
                                   Price exceeds the First Year Cap Price, the
                                   Exchange Ratio will be adjusted so that the
                                   new Exchange Ratio will equal the product of
                                   (i) the existing Exchange Ratio and (ii) a
                                   fraction the numerator of which will be the
                                   First Year Cap Price and the denominator of
                                   which will be the First Year Closing Price.
                                   In addition, on the First Year Determination
                                   Date, the Calculation Agent will establish
                                   the "Second Year Cap Price" that will be
                                   equal to the greater of (x)   % of the First
                                   Year Closing Price and (y) the First Year
                                   Cap Price. Notice of the Second Year Cap
                                   Price and of any such adjustment to the
                                   Exchange Ratio shall promptly be sent by first- class mail to The Depository Trust Company, New York, New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the then existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year Cap Price and the denominator of which will be the Maturity Price. Please review each example in the table called "Hypothetical Payouts on the Reset PERQS" on PS-5.

                                   All calculations with respect to the
                                   Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to .87655); all calculations with respect to the Second Year Cap Price will be rounded to the nearest ten-thousandth, with five one-hundred- thousandths rounded upwards (e.g., $12.34567 would be rounded to $12.3457); and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the
                                   Trustee and to the Depositary, on or prior
                                   to 10:30 a.m. on the Trading Day immediately
                                   prior to maturity of the Reset PERQS, of the
                                   amount of JDS Uniphase Stock to be delivered
                                   with respect to each $    principal amount of
                                   each Reset PERQS and (ii) deliver such
                                   shares of JDS Uniphase Stock (and cash in respect of interest and any fractional shares of JDS Uniphase Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset
                                   PERQS and calculate the Exchange Factor.

No Fractional Shares..........     Upon delivery of the Reset PERQS to the
                                   Trustee at maturity (including as a result of acceleration under the terms of the senior indenture), we will deliver the aggregate number of shares of JDS Uniphase
                                   Stock due with respect to all of such Reset
                                   PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of JDS Uniphase Stock in an amount equal to the corresponding fractional Market
                                   Price of such fraction of a share of

                                   JDS Uniphase Stock as determined by the
                                   Calculation Agent as of the second scheduled
                                   Trading Day prior to maturity of the Reset
                                   PERQS.

Exchange Factor...............     The Exchange Factor will be set initially at
                                   1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the JDS Uniphase Stock through and including the second scheduled Trading Day immediately prior to maturity. See
                                   "Antidilution Adjustments" below.

Market Price..................     If JDS Uniphase Stock (or any other security
                                   for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market or is included in the OTC Bulletin Board
                                   Service ("OTC Bulletin Board") operated by the National Association of Securities
                                   Dealers, Inc. (the "NASD"), the Market Price for one share of JDS Uniphase Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United
                                   States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which JDS
                                   Uniphase Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if JDS Uniphase Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence
                                   because of a Market Disruption Event or
                                   otherwise, the Market Price for any Trading
                                   Day shall be the mean, as determined by the Calculation Agent, of the bid prices for JDS
                                   Uniphase Stock (or any such other security) obtained from as many dealers in such stock
                                   (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A
                                   "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC
                                   Bulletin Board Service" shall include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange
                                   ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............     If on any date the product of the Market
                                   Price per share of JDS Uniphase Stock and
                                   the Exchange Factor is less than $4.00, the
                                   maturity date of the Reset PERQS will be
                                   deemed to be accelerated to such date, and
                                   we will apply each $      principal amount of
                                   each Reset PERQS as payment for a number of shares of JDS Uniphase Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor. See also
                                   "Antidilution Adjustments" below.

Optional Redemption...........     We will not redeem the Reset PERQS prior to
                                   the Maturity Date.

Book Entry Note or Certificated
  Note........................     Book Entry

Senior Note or Subordinated
  Note........................     Senior

Trustee.......................     The Chase Manhattan Bank

Agent for the underwritten
  offering of Reset PERQS.....     MS & Co.

Calculation Agent.............     MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......     The Exchange Factor will be adjusted as
                                   follows:

                                        1. If JDS Uniphase Stock is subject to a
                                   stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of JDS Uniphase Stock.

                                        2. If JDS Uniphase Stock is subject (i)
                                   to a stock dividend (issuance of additional shares of JDS Uniphase Stock) that is given ratably to all holders of shares of JDS Uniphase Stock or (ii) to a distribution of JDS Uniphase Stock as a result of the triggering of any provision of the corporate charter of JDS Uniphase, then once the dividend has become effective and JDS Uniphase Stock is trading ex- dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of JDS Uniphase Stock and (ii) the prior Exchange Factor.

                                        3. There will be no adjustments to the
                                   Exchange Factor to reflect cash dividends or other distributions paid with respect to JDS Uniphase Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to JDS Uniphase Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                   Dividend for JDS Uniphase Stock by an amount equal to at least 10% of the Market Price of JDS Uniphase Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such

                                   Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to JDS Uniphase Stock, the Exchange Factor with respect to JDS Uniphase Stock will be adjusted on the ex- dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for JDS Uniphase Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for JDS Uniphase Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the JDS Uniphase Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i) or clause (v) of paragraph 5, as applicable.

                                        4. If JDS Uniphase issues rights or
                                   warrants to all holders of JDS Uniphase
                                   Stock to subscribe for or purchase JDS
                                   Uniphase Stock at an exercise price per
                                   share less than the Market Price of the JDS
                                   Uniphase Stock on both (i) the date the
                                   exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of JDS Uniphase Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of JDS Uniphase Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of JDS Uniphase Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of JDS Uniphase Stock which the aggregate offering price of the total number of shares of JDS Uniphase Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                        5. If (i) there occurs any
                                   reclassification or change of JDS Uniphase
                                   Stock, including, without limitation, as a result of the issuance of any tracking stock by JDS Uniphase, (ii) JDS Uniphase or any surviving entity or subsequent surviving entity of JDS Uniphase (an "JDS Uniphase Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of JDS Uniphase or any JDS

                                   Uniphase Successor with another corporation
                                   occurs (other than pursuant to clause (ii)
                                   above), (iv) JDS Uniphase is liquidated, (v)
                                   JDS Uniphase issues to all of its
                                   shareholders equity securities of an issuer
                                   other than JDS Uniphase (other than in a
                                   transaction described in clauses (ii), (iii)
                                   or (iv) above) (a "Spin-off Event") or (vi)
                                   a tender or exchange offer or going-private
                                   transaction is consummated for all the
                                   outstanding shares of JDS Uniphase Stock
                                   (any such event in clauses (i) through (vi)
                                   a "Reorganization Event"), the method of
                                   determining the amount payable upon exchange
                                   at maturity for each Reset PERQS will be
                                   adjusted to provide that each holder of
                                   Reset PERQS will receive at maturity, in
                                   respect of each $    principal amount of each
                                   Reset PERQS, securities, cash or any other assets distributed to holders of JDS
                                   Uniphase Stock in any such Reorganization
                                   Event, including, in the case of the
                                   issuance of tracking stock, the reclassified share of JDS Uniphase Stock and, in the case of a Spin-off Event, the share of JDS Uniphase Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year
                                   Determination Date. Notwithstanding the
                                   above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset
                                   PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of JDS Uniphase Stock and holders will receive in lieu of any JDS Uniphase Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of JDS Uniphase Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of JDS Uniphase Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of JDS Uniphase Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                   No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the JDS Uniphase Stock, including, without limitation, a partial tender or exchange offer for the JDS Uniphase Stock.

                                   Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will not under any circumstances exceed an amount of JDS Uniphase Stock having a market value of $ as of such second scheduled Trading Day.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.......     "Market Disruption Event" means, with respect
                                   to JDS Uniphase Stock:

                                        (i) a suspension, absence or material
                                        limitation of trading of JDS Uniphase
                                        Stock on the primary market for JDS
                                        Uniphase Stock for more than two hours
                                        of trading or during the one-half hour
                                        period preceding the close of the
                                        principal trading session in such
                                        market; or a breakdown or failure in
                                        the price and trade reporting systems
                                        of the primary market for JDS Uniphase
                                        Stock as a result of which the reported
                                        trading prices for JDS Uniphase

                                        Stock during the last one-half hour
                                        preceding the closing of the principal
                                        trading session in such market are
                                        materially inaccurate; or the
                                        suspension, absence or material
                                        limitation on the primary market for
                                        trading in options contracts related to
                                        JDS Uniphase Stock, if available,
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in the applicable
                                        market, in each case as determined by
                                        the Calculation Agent in its sole
                                        discretion; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that any
                                        event described in clause (i) above
                                        materially interfered with the ability
                                        of MSDW or any of its affiliates to
                                        unwind or adjust all or a material
                                        portion of the hedge with respect to
                                        the Reset PERQS.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on JDS Uniphase Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to JDS Uniphase Stock and
                                   (5) a suspension, absence or material
                                   limitation of trading on the primary
                                   securities market on which options contracts related to JDS Uniphase Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
  Calculation in case of an
  Event of Default............     In case an event of default with respect to
                                   the Reset PERQS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Reset
                                   PERQS shall be determined by the Calculation
                                   Agent and shall be equal to the product of
                                   (i) the Market Price of JDS Uniphase Stock as of the date of such acceleration and (ii) the then current Exchange Ratio adjusted as if such date were the second scheduled
                                   Trading Day prior to maturity and, if such date occurs prior to the First Year
                                   Determination Date, the First Year
                                   Determination Date.

JDS Uniphase Stock; Public
  Information.................     JDS Uniphase Corporation is a provider of
                                   advanced fiberoptic components and modules.
                                   JDS Uniphase Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                   "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                   20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West
                                   Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New
                                   York, New York 10048, and copies of such material can be obtained from the Public
                                   Reference Section of the Commission, 450
                                   Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by JDS Uniphase pursuant to the Exchange Act can be located by reference to Commission file number 0-22874. In addition, information regarding JDS Uniphase may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to JDS Uniphase Stock or other securities of JDS Uniphase. We have derived all disclosures contained in this pricing supplement regarding JDS Uniphase from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to JDS Uniphase in connection with the offering of the Reset PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding JDS Uniphase is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of JDS Uniphase Stock (and therefore the Initial JDS Uniphase Stock Price, the First Year Cap Price, the Second Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning JDS Uniphase could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of JDS Uniphase Stock.

                                   We and/or our subsidiaries may presently or from time to time engage in business with JDS Uniphase, including extending loans to, or making equity investments in, JDS Uniphase or providing advisory services to JDS Uniphase, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to JDS Uniphase and, in addition, one or more of our affiliates may publish research reports with respect to JDS Uniphase. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws. As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of JDS Uniphase as in your judgment is appropriate to make an informed decision with respect to an investment in JDS Uniphase Stock.

Historical Information........     The following table sets forth the high and
                                   low Market Price during 1997, 1998, 1999 and
                                   2000 through May 26, 2000. The Market Price on May 26, 2000 was $80 1/2. We obtained the
                                   Market Prices listed below from Bloomberg
                                   Financial Markets and we believe such
                                   information to be accurate. You should not take the historical prices of JDS Uniphase
                                   Stock as an indication of future
                                   performance. The price of JDS Uniphase Stock may decrease so that you will receive at maturity shares of JDS Uniphase Stock worth less than the principal amount of the Reset
                                   PERQS. We cannot give you any assurance that the price of JDS Uniphase Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS. Because your return is linked to the Market Price of JDS
                                   Uniphase Stock on June 29, 2001 and June 26,
                                   2002, there is no guaranteed return of
                                   principal. To the extent that the Maturity
                                   Price of JDS Uniphase Stock is less than the Initial JDS Uniphase Stock Price or not sufficiently above the Initial JDS Uniphase
                                   Stock Price to compensate for a downward adjustment of the Exchange Ratio, if any, at June 29, 2001 and the shortfall is not offset by the coupon paid on the Reset
                                   PERQS, you will lose money on your
                                   investment.

                                                               High        Low
                                                               ----       ----
                                   (CUSIP 46612J101)
                                   1997
                                   First Quarter............  3 3/32     1 84/85
                                   Second Quarter...........  3 15/19    2 8/41
                                   Third Quarter............  5 2/85     3 50/81
                                   Fourth Quarter...........  5 13/16    3 9/16
                                   1998
                                   First Quarter............  5 40/77    4 4/27
                                   Second Quarter...........  7 7/8      5 5/64
                                   Third Quarter............  7 7/8      4 45/64
                                   Fourth Quarter...........  8 43/64    4 19/64
                                   1999
                                   First Quarter............ 14 25/64    7 15/16
                                   Second Quarter........... 20 3/4     13 13/64
                                   Third Quarter............ 29 9/64    19 50/79
                                   Fourth Quarter........... 83 13/16   28 13/16
                                   2000
                                   First Quarter............146 17/32   74 7/8
                                   Second Quarter           121 7/8     79
                                     (through May 26, 2000).

                                   Historical prices have been adjusted for four 2 for 1 stock splits of JDS Uniphase Stock, which became effective in the fourth quarter of 1997, the third quarter of 1999, the fourth quarter of 1999 and the first quarter of 2000, respectively.

                                   JDS Uniphase has not paid cash dividends on JDS Uniphase Stock to date. We make no representation as to the amount of dividends, if any, that JDS Uniphase will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on JDS Uniphase Stock.

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the Reset PERQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Reset PERQS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in JDS Uniphase Stock, in options contracts on JDS Uniphase Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of JDS Uniphase Stock, and therefore effectively increase the level to which JDS Uniphase Stock must rise before you would receive at maturity an amount of JDS Uniphase Stock worth as much as or more than the principal amount of the Reset PERQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of JDS Uniphase Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Year Determination Date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with such hedging.

Supplemental Information
  Concerning Plan of
  Distribution................     In order to facilitate the offering of the
                                   Reset PERQS, the Agent may engage in
                                   transactions that stabilize, maintain or otherwise affect the price of the Reset
                                   PERQS or the JDS Uniphase Stock.
                                   Specifically, the Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the JDS
                                   Uniphase Stock in the open market. See "Use of Proceeds and Hedging" above.

                                   The Agent proposes initially to offer the Reset PERQS directly to the public at the public offering price set forth on the cover page hereof plus accrued interest, if any, from the Original Issue Date; provided that the price will be $ per Reset PERQS and the underwriting discounts and commissions will be $ per Reset PERQS for purchasers of greater than or equal to 100,000 Reset PERQS in any single transaction, subject to the holding period requirements described below.

                                   Delivery of approximately 98.25% of the
                                   Reset PERQS to a purchaser of 100,000 or more Reset PERQS at the reduced price (the "Delivered Reset PERQS") will be made on the date of delivery of the Reset PERQS referred to on the cover of this pricing supplement. The balance of approximately 1.75% of the Reset PERQS (the "Escrowed Reset PERQS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the pricing supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Reset PERQS will be forfeited by the investor and not delivered to it. The Escrowed Reset PERQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS. Should investors who are subject to the holding period requirement sell their Reset PERQS once the holding period is no longer applicable, the market price of the Reset PERQS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

ERISA Matters for Pension
  Plans and Insurance
  Companies...................     We and certain of our subsidiaries and
                                   affiliates, including MS & Co. and Dean
                                   Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income
                                   Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Reset PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

                                   The acquisition of the Reset PERQS may be eligible for one of the exemptions noted below if such acquisition:

                                   (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                   (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                                   (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

                                   (d) is made solely with assets of a
                                   governmental plan (as defined in Section
                                   3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                   (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                   (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                   Under ERISA the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of owning the Reset PERQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Reset PERQS should consider the possible implications of owning the JDS Uniphase Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Reset PERQS should consult with its legal counsel prior to such investment.

United States Federal Income
  Taxation....................     The following summary is based on the advice
                                   of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                   federal income tax consequences to initial holders of the Reset PERQS purchasing the Reset PERQS at the Issue Price, who will hold the Reset PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
                                   federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws
                                   (e.g., certain financial institutions,
                                   tax-exempt organizations, dealers in options or securities, or persons who hold a Reset
                                   PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   General

                                   Pursuant to the terms of the Reset PERQS, we
                                   and every holder of a Reset PERQS agree (in
                                   the absence of an administrative
                                   determination or judicial ruling to the
                                   contrary) to characterize a Reset PERQS for
                                   all tax purposes as an investment unit
                                   consisting of the following components (the
                                   "Components"): (i) a contract (the "Forward
                                   Contract") that requires the holder of the
                                   Reset PERQS to purchase, and us to sell, for
                                   an amount equal to $ (the "Forward Price"),
                                   the JDS Uniphase Stock at maturity (or,
                                   alternatively, upon an earlier redemption of
                                   the Reset PERQS), and (ii) a deposit with us
                                   of a fixed amount of cash, equal to the
                                   Issue Price, to secure the
                                   holder's obligation to purchase the JDS
                                   Uniphase Stock (the "Deposit"), which
                                   Deposit bears an annual yield of    % per
                                   annum, which yield is based on our cost of borrowing. Under this characterization, it is possible that less than the full quarterly payments on the Reset PERQS will be attributable to the yield on the Deposit. If this is the case, the excess of the quarterly payments on the Reset PERQS over the portion of those payments attributable to the yield on the Deposit would represent payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, we will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the Reset PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                   Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                   U.S. HOLDERS

                                   As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the Reset PERQS

                                   Assuming the characterization of the Reset
                                   PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                   Quarterly Payments and Original Issue
                                   Discount on the Reset PERQS. If the Forward
                                   Price exceeds the Issue Price by at least

                                   0.25% of the Forward Price multiplied by the number of complete years to maturity, the Deposit will be subject to the "original issue discount" rules, and a U.S. Holder will include "qualified stated interest" equal to the stated interest on the Reset PERQS in income in accordance with the U.S. Holder's method of accounting for federal income tax purposes. Additionally, each U.S. Holder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include original issue discount ("OID") on the Deposit (in an aggregate amount equal to the Forward Price less the Issue Price) in income as it accrues, in accordance with a constant yield method based on a compounding of interest. Under these circumstances, the amount of income recognized by a U.S. Holder will generally be more than the stated interest paid to the U.S. Holder and will increase during the term of the Reset PERQS.

                                   If the Forward Price of the Reset PERQS
                                   exceeds the Issue Price by less than 0.25% of the Forward Price multiplied by the number of complete years to maturity, such excess will be treated as de minimis OID, and will be taxable to the holder at maturity as capital gain (unless the holder elects to accrue such de minimis OID on a current basis). Quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   However, if the Forward Price does not
                                   exceed the Issue Price, then to the extent attributable to the yield on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the Reset PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price. The U.S. Holder's tax basis in the Deposit will be subsequently increased by any OID accrued with respect thereto.

                                   Settlement of the Forward Contract. Upon the maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of JDS Uniphase Stock, and a U.S. Holder would not recognize any gain or loss with respect to any JDS Uniphase Stock received thereon. However, as stated above, any de minimis OID on the Deposit that the holder has not previously included in income will be taxable to the holder at the maturity of the Deposit and the concurrent settlement of the Forward Contract. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                   With respect to any JDS Uniphase Stock
                                   received upon maturity, the U.S. Holder
                                   would have an adjusted tax basis in such JDS
                                   Uniphase Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and JDS Uniphase Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the JDS Uniphase Stock. U.S. Holders should note that the holding period of any JDS Uniphase Stock received would start on the day after the maturity of the Reset PERQS.

                                   U.S. Holders should note that while any
                                   accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a Reset PERQS.

                                   Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Deposit, which would be taxed as described under "--Quarterly Payments and Original Issue Discount on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a Reset PERQS.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the Reset PERQS

                                   Due to the absence of authorities that
                                   directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the Reset PERQS to the extent that the value of JDS Uniphase Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                   Even if the Contingent Payment Regulations do not apply to the Reset PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                   Constructive Ownership

                                   Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although Section 1260 in its current form does not apply to the Reset PERQS, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Reset PERQS. If Section 1260 were to apply to the Reset PERQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a Reset PERQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the Reset PERQS and disposed of the underlying stock upon disposition (including retirement) of the Reset PERQS.
                                   Section 1260, if applicable, would require a U.S. Holder that receives shares of JDS Uniphase Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the Reset PERQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the Reset PERQS.

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                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of a Reset PERQS may be
                                   subject to information reporting and to
                                   backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

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                        MORGAN STANLEY DEAN WITTER & CO.















                                                                      CLF #80815